Exhibit 4.2

Execution Copy

Dated 8 May 2025

LINDE PLC

as Issuer

and

CITIBANK, N.A., LONDON BRANCH

as Fiscal Agent and Paying Agent

FISCAL AGENCY AGREEMENT

relating to the

EUR 20,000,000,000 Debt Issuance Programme

of Linde plc

Ref:

Linklaters LLP

i

This FISCAL AGENCY AGREEMENT is made on 8 May 2025

BETWEEN

(1)	LINDE PLC (the “Issuer”); and

(2)

CITIBANK, N.A., LONDON BRANCH (the “Fiscal Agent” and “Paying Agent”, which expressions shall include any successor agent appointed in accordance with Clause 14, and, in case any additional paying agent has been appointed, the “Paying Agents”).

RECITALS:

(A)

Linde plc is a public limited company incorporated under the laws of Ireland with its registered office in Dublin, Republic of Ireland and registered in Ireland with registration number 606357. Linde plc is the parent company of the Group (as defined below).

(B)	The parties wish to enter into this agreement (the “Agreement”).

(C)

In connection with the Programme, the Issuer has entered into an amended and restated dealer agreement dated of even date herewith (the “Dealer Agreement”) with the financial institutions named therein (the “Dealers”, which expression shall include any new dealers appointed, and exclude any institution whose appointment as a dealer has been terminated, in accordance with the Dealer Agreement).

(D)

Notes may be issued on a listed or unlisted basis. Linde plc has caused an application to be made to the Luxembourg Stock Exchange for Notes issued under the Programme to be listed on the Euro MTF Market. In connection with such application it has procured the preparation of the Prospectus (as defined herein). Notes may be listed on such other stock exchange or stock exchanges as the Issuer and the relevant Dealer(s) may agree.

IT IS HEREBY AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions. In this Agreement:

“Agents” means the Fiscal Agent, the Calculation Agent, the Paying Agent(s) or any of them.

“Applicable Law” means any law or regulation.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Calculation Agent” means, in relation to any Series of Notes, the institution appointed as calculation agent for the purposes of such Notes and named as such in the relevant Final Terms, in the case of the Fiscal Agent, pursuant to Clause 8 hereof, in the case of a Dealer or any other institution, pursuant to Clause 16 of the Dealer Agreement and, in any case, any successor to such institution in its capacity as such.

“CBF” means Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany.

“CBL” means Clearstream Banking S.A., Luxembourg.

“Clearing System” has the meaning set forth in § 1(4) of the Terms and Conditions.

“Common Safekeeper” means an ICSD in its capacity as common safekeeper or a person nominated by the ICSDs to perform the role of common safekeeper.

“Conditions” means in relation to any Tranche of Notes, the set of terms and conditions applicable to such Tranche of Notes as set out in the Prospectus and as determined and completed by the relevant Final Terms as described therein. The Conditions may be documented either by (i) replicating the relevant provisions of Option I or Option II, and completing the relevant placeholders in Option I or Option II, as relevant, in which case the replicated and completed provisions of Option I or Option II alone shall constitute the Conditions applicable to any Tranche of Notes, or by (ii) referring to the relevant provisions of Option I or Option II in Part I of the Final Terms only, in which case Option I or Option II and the relevant Final Terms taken together shall constitute the Conditions applicable to any Tranche of any Series of Notes. The Conditions will be attached to each Global Note representing the Notes.

“Euroclear” means Euroclear Bank SA/NV, Belgium.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Date” means the date occurring 40 days after the issuance of the Notes, on or after which interests in a Temporary Global Note can be exchanged, whether in whole or in part, for interests in a Permanent Global Note;

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

“Final Terms” means the final terms issued in relation to each Tranche of Notes (substantially in the form set out in the Prospectus (as defined below)) specifying the relevant issue details in relation to such Tranche.

“Frankfurt Business Day” means a day (other than Saturdays and Sundays) on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main.

“Global Note” means a Temporary Global Note or a Permanent Global Note, as applicable.

“Group” means the Issuer and its consolidated subsidiaries taken as a whole.

“Holder” means in respect of Notes deposited with any Clearing System or other central securities depositary, any holder of a proportionate co-ownership or other beneficial interest or right in the Notes so deposited, and otherwise the bearer of a Note.

“ICSDs” means CBL and Euroclear and “ICSD” means either one of them.

“Luxembourg Prospectus Law” means the Luxembourg law on prospectuses for securities (Loi relative aux prospectus pour valeurs mobilières) dated 16 July 2019.

“NGN” means a Temporary Global Note or a Permanent Global Note in the form of a New Global Note.

“Note” means any note in bearer form, including any Global Note, issued or to be issued by any Issuer under the Programme.

“Option I” means the set of terms and conditions for Notes with fixed interest rates, non-interest-bearing Notes and zero coupon Notes as set out in the Prospectus, including any set of terms and conditions for Notes with fixed interest rates previously published and incorporated by reference into the Prospectus.

“Option II” means the set of terms and conditions for Notes with floating interest rates as set out in the Prospectus, including any set of terms and conditions for Notes with floating interest rates previously published and incorporated by reference into the Prospectus.

“Permanent Global Note” means a permanent global note substantially in the form set out in Schedule 1 (or in such other form as may be agreed between the Issuer, the Fiscal Agent and the Relevant Dealer) issued or to be issued (if indicated in the applicable Final Terms) by the Issuer pursuant to this Agreement in exchange for the whole or part of a Temporary Global Note issued in respect of Notes of the same Tranche.

“Procedures Memorandum” means the procedures memorandum relating to the Programme, dated 8 May 2025, as amended, varied or supplemented from time to time.

“Prospectus” means the base prospectus relating to the Notes in accordance with Part IV of the Luxembourg Prospectus Law, prepared in connection with the listing of Notes issued under the Programme on the Euro MTF Market, as supplemented or updated from time to time, including, in relation to each Tranche of Notes, the Final Terms relating to such Tranche and such other documents as are from time to time incorporated therein by reference.

“Relevant Agreement” means an agreement between the Issuer and any Dealer(s) for the sale by the Issuer and the purchase by the Dealer(s) of any Notes.

“Relevant Dealer” means, in respect of any Tranche of Notes, the institution specified as such in the relevant Final Terms.

“Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes (i) which are expressed to be consolidated and form a single series and (ii) are identical in all respects (including as to listing) except for their respective Issue Dates and/or issue prices.

“Specified Office” of any Agent means the office specified against its name in Schedule 4 hereto or, in the case of any Agent not originally party hereto, specified in its terms of appointment (or, in the case of a Calculation Agent which is a Dealer, specified for the purposes of Clause 16 of the Dealer Agreement) or such other office in the same country as such Agent may specify by notice to the Issuer and the other parties hereto in accordance with Clause 14.9.

“Stock Exchange” means the Euro MTF Market or any other or further stock exchange(s) on which any Notes may from time to time be listed. References in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed as specified in the relevant Final Terms.

“Syndicated Closing” means that it has been agreed between the Issuer and the Relevant Dealer(s) that any Series of Notes will be settled via CBL and/or Euroclear under the new syndicated closing rules applicable since 14 March 2022.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

“Temporary Global Note” means a temporary global note substantially in the form set out in Schedule 1 to this Agreement (or in such other form as may be agreed between the Issuer, the Fiscal Agent and the Relevant Dealer) and initially representing Notes of the same Tranche.

“Terms and Conditions” means the set of terms and conditions of Option I or Option II, as the case may be, substantially in the form set out in the Prospectus.

“Tranche” means Notes issued hereunder which are identical in all respects (including as to listing).

1.2

Expressions. Expressions defined elsewhere in this Agreement shall have the meanings so indicated. Expressions defined in the sets of Terms and Conditions and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.3	References. All references in this Agreement to costs or charges or expenses shall include any value added tax or similar tax charged or chargeable in respect thereof, if applicable.

All references in this Agreement to principal and/or interest or both in respect of the Notes or to any moneys payable by either Issuer under this Agreement shall have the meaning set out in § 4(6) of the Terms and Conditions.

All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement, the Dealer Agreement, the Procedures Memorandum, the Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, varied or supplemented from time to time.

2	Appointment of Fiscal Agent and Paying Agent(s)

2.1

The Issuer hereby appoints the Fiscal Agent, and the Fiscal Agent hereby agrees to act, as agent of the Issuer in relation to Notes, upon the terms and subject to the conditions set out below, for the purposes of:

2.1.1	authenticating and delivering Global Notes;

2.1.2	in respect of Global Notes which are NGNs, giving effectuation instructions for each such Global Note;

2.1.3

exchanging or instructing the Relevant Clearing System to exchange Temporary Global Notes for Permanent Global Notes in accordance with the terms of such Temporary Global Notes and the Conditions and making, or procuring the making of, all notations on Global Notes as may be required, and, in respect of any exchange of Global Notes which are NGNs, instructing CBF, CBL and Euroclear to make appropriate entries in their records;

2.1.4	paying sums due on Global Notes and, in respect of Global Notes which are NGNs, instructing CBL or Euroclear to make appropriate entries in their records;

2.1.5	determining the end of the restricted period applicable to each Tranche in the case that the Relevant Clearing System does not determine such period;

2.1.6	arranging on behalf and at the expense of the Issuer for notices to be communicated to Holders;

2.1.7

ensuring that, as directed by the Issuer (and with prior approval from the Fiscal Agent) where information is required to be provided by the Issuer, all necessary action is taken to comply with any reporting requirements of any competent Authority in respect of any relevant currency, except for Pound Sterling, as may be in force from time to time with respect to the Notes to be issued under the Programme;

2.1.8	acting as Calculation Agent in respect of Notes where named as such in the relevant Final Terms and agreed between the Issuer and the Fiscal Agent; and

2.1.9

performing all other obligations and duties imposed upon it by the Conditions and this Agreement and, in relation to each issue of Notes, the Procedures Memorandum. The Fiscal Agent shall have no implied duties.

2.2

In relation to each issue of NGNs, the Issuer hereby authorises and instructs the Fiscal Agent to elect CBL or Euroclear as Common Safekeeper. From time to time, the Issuer and the Fiscal Agent may agree to vary this election. The Issuer acknowledges that any such election is subject to the right of CBL and Euroclear to jointly determine that the other shall act as Common Safekeeper in relation to any such issue and agrees that no liability shall attach to the Fiscal Agent in respect of any such election made by it.

2.3

The Issuer hereby appoints the Paying Agent, and the Paying Agent hereby agrees to act, as paying agent of the Issuer in relation to the Notes, upon the terms and subject to the conditions set out below, for the purposes of paying sums due on Notes and of performing all other obligations and duties imposed upon it by the Conditions and this Agreement. The Paying Agent shall have no implied duties.

3	The Notes

3.1	Each Global Note shall:

3.1.1

be printed or typewritten in substantially the form (duly completed) set out in the relevant Schedule hereto (or in such other form as the Issuer, the Fiscal Agent and the Relevant Dealer shall have agreed);

3.1.2

have attached thereto the Conditions which may consist of (i) the replicated relevant provisions of either Option I or Option II and the completed relevant placeholders in Option I or Option II, as relevant or (ii) Option I or Option II and the relevant Final Terms taken together;

3.1.3	be executed manually by an authorised signatory of the Issuer;

3.1.4	be authenticated manually by or on behalf of the Fiscal Agent;

3.1.5	if the Global Note is an NGN, be effectuated manually by a Common Safekeeper; and

3.1.6	bear a unique serial number (if applicable).

3.2	The Issuer shall promptly notify in writing the Fiscal Agent of any change in the names of the person or persons whose signatures are to be used.

4	Issuance of Notes

4.1

Upon the conclusion of any Relevant Agreement, the Issuer shall, as soon as practicable but in any event, not later than 2:00 p.m. (Frankfurt am Main time) on the fourth Frankfurt business day prior to the proposed Issue Date in relation to each Tranche:

4.1.1

confirm to the Fiscal Agent by email or any electronic information system agreed between the Fiscal Agent and the Issuer all such information as the Fiscal Agent may reasonably require to carry out its functions under this Agreement and such details as are necessary to enable it to authenticate and deliver the Global Note;

in case of settlement via CBF and in case of non-syndicated issues: (if no standard payment instructions have been given to the Fiscal Agent) designate by email or any other form of communication agreed between the Fiscal Agent and the Issuer the account of the Issuer to which payment of the proceeds of issue should be made;

4.1.2	deliver to the Fiscal Agent a copy of the Final Terms; and

4.1.3

deliver to the Fiscal Agent the completed Global Note (in unauthenticated form but executed on behalf of the Issuer) in relation to the relevant Tranche, with the Conditions to be attached to the Global Note (in the case Part I of the Final Terms replicates the relevant provisions of Option I or Option II and completes the relevant placeholders in Option I or Option II, as relevant) or a copy of the Final Terms, duly executed on behalf of the Issuer to be attached by the Fiscal Agent to the Global Note together with the relevant set of the Terms and Conditions of the Notes (in the case Part I of Final Terms only refers to the relevant provisions of Option I or Option II).

4.2

On or before 10:00 a.m. (Frankfurt am Main time) on the Frankfurt business day prior to the Issue Date in relation to each Tranche or such other time as may be agreed between the Fiscal Agent and the Relevant Clearing System, the Fiscal Agent shall

4.2.1	authenticate the Global Note;

4.2.2

deliver the Global Note to, or to a depositary for, the Relevant Clearing System (which, in the case of CBL and Euroclear, shall be a specified common depositary) or specified Common Safekeeper (if the Global Note is an NGN), and instruct the Common Safekeeper to effectuate the Global Note (if the Global Note is an NGN);

4.2.3

if the Global Note is an NGN, instruct CBL and Euroclear to make the appropriate entries in their records to reflect the initial (in the case of the first Tranche of Notes of any Series) or increased (in the case of a subsequent Tranche of Notes of any Series) outstanding aggregate principal amount of the relevant Series;

4.2.4

in case of a settlement via CBF and in case of non-syndicated issues: instruct the Relevant Clearing System to credit Notes represented by a Global Note to the Fiscal Agent’s distribution account and to hold each such Note to the order of the Issuer pending delivery to the Relevant Dealer(s) on a delivery against payment basis (or on such other basis as shall have been agreed between the Issuer and the Relevant Dealer and notified to the Fiscal Agent) in accordance with the normal procedures of the Relevant Clearing System and, following payment, to credit the Notes represented by such Global Note to such securities account(s) as shall have been notified to the Fiscal Agent by the Relevant Dealer(s). The Fiscal Agent shall on the Issue Date in respect of the relevant Tranche and against receipt of funds from the Relevant Dealer(s), transfer the proceeds of issue to the Issuer to the account notified in accordance with Clause 4.1 above; and

4.2.5

in case of a Syndicated Closing: instruct the relevant ICSD to credit the Notes represented by the Global Note to the Relevant Dealer’s distribution account held with an ICSD (the “Commissionaire Account”), the terms of which include a third-party beneficiary clause (stipulation pour autrui) with the Issuer as the third-party beneficiary. The relevant ICSD transfers with respect to the relevant Tranche and against receipt of funds from the Relevant Dealer(s) the proceeds of issue to the Issuer to such account as shall have been notified by the Relevant Dealer(s) accordance with Clause 4.1 above.

4.3

Where the Fiscal Agent delivers any authenticated Global Note to a Common Safekeeper for effectuation using electronic means, it is authorised to destroy the Global Note retained by it following its receipt of confirmation from the Common Safekeeper that the relevant Global Note has been effectuated.

4.4

In case of a settlement via CBF and in case of non-syndicated issues: Where the Fiscal Agent acts as receiving bank for the Issuer in respect of the proceeds of issue of Notes being issued, if on the relevant Issue Date the Fiscal Agent does not receive the full proceeds of issue in respect of any Note (the “Defaulted Note”) and, as a result, the Defaulted Note remains in the Fiscal Agent’s distribution account with the Clearing System after such Issue Date, the Fiscal Agent shall:

4.4.1	subject to this sub-clause 4.4, continue to hold the Defaulted Note to the order of the Issuer;

4.4.2	notify the Issuer promptly of the non-receipt of the proceeds of issue in respect of the Defaulted Note; and, subsequently,

4.4.3	notify the Issuer forthwith upon receipt of the full proceeds of issue in respect of such Defaulted Note and pay to the Issuer the amounts so received.

If by the third Business Day following the intended closing date for the Defaulted Notes, such Defaulted Notes remain in the Fiscal Agent’s distribution account, the Fiscal Agent may cancel such Defaulted Notes.

4.5

The Fiscal Agent shall hold in safe custody all unauthenticated Global Notes delivered to it in accordance with this Clause 4 and shall ensure that the same are authenticated and delivered only in accordance with the terms hereof and, if applicable, the relevant Global Note. The Issuer shall ensure that each of the Fiscal Agent holds sufficient Global Notes to fulfil its respective obligations under this Clause 4. The Fiscal Agent undertakes to notify the Issuer if it holds insufficient Global Notes for such purposes.

4.6

The Fiscal Agent is authorised by the Issuer to authenticate such Global Notes as may be required to be authenticated hereunder by the signature of any person duly authorised for the purpose by the Fiscal Agent.

4.7

In the event that a person who has signed on behalf of the Issuer any Note not yet issued but held by the Fiscal Agent in accordance with Clause 4.5 ceases to be authorised, the Fiscal Agent shall (unless the Issuer gives written notice to the Fiscal Agent that Notes signed by that person do not constitute valid and binding obligations of the Issuer or otherwise until replacements have been provided to the Fiscal Agent) continue to have authority to issue any such Global Notes, and the Issuer hereby warrants to the Fiscal Agent that such Global Notes shall, unless notified as aforesaid, be valid and binding obligations of the Issuer. Promptly upon such person ceasing to be authorised, the Issuer shall provide the Fiscal Agent with replacement Global Notes and upon receipt of such replacement Global Notes the Fiscal Agent shall cancel and destroy the Notes held by it which are signed by such person and shall provide to the Issuer a confirmation of destruction in respect thereof specifying the Notes so cancelled and destroyed.

4.8

Subject to the procedures set out in the Procedures Memorandum, for the purposes of this Clause 4 the Fiscal Agent is entitled to treat a telephone or email communication from a person purporting to be (and who the Fiscal Agent believes in good faith to be) the authorised representative of the Issuer named in the list referred to in, or notified pursuant to, Clause 11.7 as sufficient instructions and authority of the Issuer for the Fiscal Agent to act in accordance with this Clause 4.

4.9

In case of a settlement via CBF and in case of non-syndicated issues: If the Fiscal Agent, in its discretion, pays an amount (the “Advance”) to the Issuer on the basis that a payment (the “Payment”) has been or will be, received from a Dealer and if the Payment is not received by the Fiscal Agent on the date the Fiscal Agent pays the Issuer, the Issuer shall repay to the Fiscal Agent the Advance and shall pay interest on the Advance (or the unreimbursed portion thereof) from (and including) the date such Advance is made to (but excluding) the earlier of repayment in full of the Advance and receipt in full by the Fiscal Agent of the Payment from the Dealer (at a rate quoted at that time by the Fiscal Agent as its cost of funding the Advance).

5	Exchange of Notes

Upon any exchange of all or a part of the Notes represented by a Temporary Global Note for Notes represented by a Permanent Global Note, the Fiscal Agent shall:

5.1	prepare, complete and authenticate such Permanent Global Note in accordance with the terms hereof and of such Global Note;

5.2

deliver such Permanent Global Note to, or to the depositary for, the Relevant Clearing System which is holding the Temporary Global Note (if such Permanent Global Note is an NGN, to the Common Safekeeper to effectuate the same, as applicable);

5.3

instruct the Relevant Clearing System to make all notations on the Global Notes as may be required reflecting the reduction, respectively the increase, of the aggregate principal amount of the respective Global Note; and

5.4	in the case of any Global Note which is an NGN, instruct CBL and Euroclear to make appropriate entries in their records to reflect such exchange.

In the case of a total exchange, the Fiscal Agent shall cancel or arrange for the cancellation of the relevant Global Note.

6	Payments

6.1	The Issuer shall not later than

(i)	9:00 a.m. (local time in the relevant financial centre of the currency payable which include Japanese yen, New Zealand dollar, Hong Kong dollar and Australian dollar as well as euro); or

(ii)	in case of Pound sterling not later than 10:00 a.m. (Frankfurt am Main time); or

(iii)	in case of U.S. dollar and Canadian dollar not later than 3:00 p.m. (Frankfurt am Main time); or

(iv)	in relation to any currencies other than the aforementioned not later than by the time agreed in writing between the Issuer and the Fiscal Agent prior to payment.

on each date on which any payment in respect of any Note becomes due or, in the case of (i) to (iii) above, by such earlier time as may be determined by the Fiscal Agent, transfer to such account as the Fiscal Agent shall specify such amount in the currency in which the relevant payment falls to be made as shall be sufficient for the purposes of such funds being settled through such payment system as the Fiscal Agent and the Issuer may agree. The Fiscal Agent shall not be liable to account for interest on money paid to it by the Issuer. Money held by the Fiscal Agent need not to be segregated except as required by law. Any such monies shall be held by the Fiscal Agent as banker. As a result, such money will not be held as client money in accordance with applicable law. If the Fiscal Agent determines that payment in accordance with this Clause 6 is required to be made earlier than as set out above, it will provide the Issuer with not less than 21 days’ notice in writing of such requirement.

6.2

The Issuer shall ensure that not later than 10:00 a.m. (Frankfurt am Main time) on the second Frankfurt business day immediately preceding the date on which any payment is to be made to the Fiscal Agent pursuant to Clause 6.1, the Fiscal Agent shall receive an irrevocable payment confirmation from the paying bank of the Issuer.

6.3

Subject to the receipt by the Fiscal Agent of the payment as provided in Clause 6.1 above, the Fiscal Agent or the relevant Paying Agent shall pay or cause to be paid all amounts due in respect of the Notes on behalf of the Issuer and in the manner provided in the Conditions. If any payment provided for in Clause 6.1 is made late but otherwise in accordance with the provisions of this Agreement, the Fiscal Agent and/or each Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by it of such payment. The Fiscal Agent shall, as soon as reasonably practicable and, in any event, by no later than the business day following the due date, notify the Issuer if it has not received such payment from the Issuer.

6.4

If the Fiscal Agent has reason to believe that the amounts to be received by the Fiscal Agent pursuant to Clause 6.1 will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the Notes, neither the Fiscal Agent nor any Paying Agent shall be obliged to pay any such claims until the Fiscal Agent, has received the full amount of all such payments.

6.5

The Fiscal Agent shall not be obliged to repay any moneys paid to it by the Issuer in respect of any Note unless or until claims against the Issuer in respect of the relevant Notes are prescribed or the obligation to make the relevant payment ceases in accordance with the Conditions. In such event it shall upon the request of the Issuer repay, as soon as practicable, to the Issuer such portion of such amount as relates to such claim or payment by paying the same by credit transfer to such account with such bank as the Issuer may by notice to the Fiscal Agent have specified for this purpose, provided the Fiscal Agent still holds the relevant amount.

6.6

If the Fiscal Agent pays any amounts to the Holders or to any Paying Agent at a time when it has not received payment in full in respect of the relevant Notes in accordance with Clause 6.1 (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Issuer shall, in addition to paying amounts due under Clause 6.1, pay to the Fiscal Agent on demand interest (at a rate which represents the Fiscal Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Fiscal Agent of the Shortfall.

6.7

Where Notes are represented by a Global Note, all payments due in respect of such Notes shall be made to, or to the order of, the holder of the Global Note, subject to and in accordance with the provisions of the Global Note and the Conditions.

6.8

lf the amount of principal and/or interest then due for payment is not paid in full (otherwise than by reason of a deduction required by law to be made therefrom), the Fiscal Agent to which a Note is presented for the purpose of making such payment shall make a record of such Shortfall on the Note and such record shall, in the absence of manifest error, be prima facie evidence that the payment in question has not to that extent been made.

6.9

Notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law (which for the avoidance of doubt includes FATCA Withholding), in which event the Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant Authorities within the time allowed for the amount so withheld or deducted or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount. If such a withholding or deduction is so required, the Paying Agent will not pay an additional amount in respect of that withholding or deduction.

In the event that the Issuer determines in its sole discretion that any deduction or withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Paying Agents on any Notes, then the Issuer will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such deduction or withholding. The Issuer shall promptly notify the Fiscal Agent upon becoming aware of any such redirection or reorganisation. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Clause 6.9.

7	Miscellaneous Duties of the Fiscal Agent and the Paying Agent(s)

7.1

If the Notes of the relevant Tranche are initially represented by a Temporary Global Note the following provisions shall apply in the case that the Relevant Clearing System does not determine the Exchange Date on the end of the distribution compliance period:

7.1.1

The Fiscal Agent shall determine the Exchange Date for such Temporary Global Note in accordance with the terms thereof. As soon as reasonably practicable after determining the Exchange Date in respect of any Tranche in accordance with the Conditions, the Fiscal Agent shall notify such determination to the Issuer, the Relevant Dealer and the Clearing System.

7.1.2

In the case of a Tranche in respect of which there is only one Relevant Dealer, the Fiscal Agent will determine the end of the distribution compliance period in respect of such Tranche as being the fortieth day following the date certified by the Relevant Dealer to the Fiscal Agent as being the date as of which distribution of the Notes of that Tranche was completed.

7.1.3

In the case of a Tranche in respect of which there is more than one Relevant Dealer but which is not issued on a syndicated basis, the Fiscal Agent will determine the end of the distribution compliance period in respect of such Tranche as being the fortieth day following the latest of the dates certified by all the Relevant Dealers to the Fiscal Agent as being the respective dates as of which distribution of the Notes of that Tranche purchased by each such Relevant Dealer was completed.

7.1.4

In the case of a Tranche issued on a syndicated basis, the Fiscal Agent will determine the end of the distribution compliance period in respect of such Tranche as being the fortieth day following the date certified by the Lead Manager to the Fiscal Agent as being the date as of which distribution of the Notes of that Tranche was completed.

7.1.5

As soon as reasonably practicable after determining the end of the distribution compliance period in respect of any Tranche, the Fiscal Agent shall notify such determination to the Issuer, the Clearing System and the Relevant Dealer(s) (in the case of a non-syndicated issue) or the Lead Manager (in the case of a syndicated issue).

7.2

In the case the Notes of the relevant Tranche are to be listed on Euro MTF market of the Luxembourg Stock Exchange or, as the case may be, any further stock exchange and where the rules of such stock exchange require submission of the Final Terms for the listing of such Notes only, the Issuer shall deliver, or cause to be delivered, a copy of the Final Terms in relation to such Tranche and, in the case Part I of the Final Terms replicates the relevant provisions of Option I or Option II and completes the relevant placeholders in Option I or Option II, as relevant, the Conditions to such stock exchange as agreed between the Issuer and the Relevant Dealer and notified to the Fiscal Agent as soon as practicable but in any event, subject to the timely receipt thereof, not later than the time required by such stock exchange for submission of Final Terms.

7.3

The Fiscal Agent shall not have any responsibility in respect of the listing of Notes to be issued under the Programme on any stock exchange. If in respect of any Tranche of Notes, the applicable Final Terms provide for the listing of such Tranche on a stock exchange, the Relevant Dealer shall attend to obtaining such listing.

7.4	Upon the receipt by the Fiscal Agent of a demand or notice from any Holder in accordance with the Conditions the Fiscal Agent shall forward a copy thereof to the Issuer.

7.5

On behalf of and at the request and expense of the Issuer the Fiscal Agent shall cause to be published, or delivered to Holders, all notices required to be given by the Issuer to the Holders in accordance with the Conditions. The final version of such notices shall be delivered to the Fiscal Agent by e-mail:

7.5.1

with respect to notices to be communicated via the Clearing System not later than 10:00 a.m. (Frankfurt am Main time) on the second Frankfurt business day prior to the date of transmission to the Clearing System;

7.5.2

with respect to notices to be published on the website of the Luxembourg Stock Exchange not later than 10:00 a.m. (Frankfurt am Main time) on the fourth Frankfurt business day prior to the date of publication; and

In determining the time limits above the Issuer shall take into account the respective periods according to the Conditions after the expiration of which such notices are deemed to have been validly given to the Holders.

7.6

If the Issuer is, in respect of any payment, required to withhold or deduct any amount for or on account of taxes or duties of whatever nature as specifically contemplated under the Conditions, the Issuer shall give notice thereof to the Fiscal Agent as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to the Fiscal Agent such information as either of them shall require to enable it to comply with such requirement. With respect to any withholding or deduction pursuant to § 7 of the Terms and Conditions, the Issuer shall contact the Fiscal Agent first to clarify if and how such requirement could technically be complied with by the Fiscal Agent.

7.7

The Paying Agent(s) shall hold available for inspection at their Specified Offices during normal business hours copies of all documents required to be so available as provided in the Prospectus, or in relation to any Notes, the Conditions or Final Terms in respect of such Notes, or as may be required by the rules of any stock exchange on which the Notes may be listed.

7.8	For the above purposes, the Issuer shall furnish to the Fiscal Agent for distribution among the Paying Agent(s) sufficient copies of each of the relevant documents.

7.9

In respect of any Series of Notes that are NGNs, each Paying Agent agrees that if any information that is required by the Fiscal Agent to perform the duties set out in Schedule 3 hereto becomes known to it, it will promptly provide such information to the Fiscal Agent.

7.10

Each of the Agents shall severally indemnify the Issuer against any claim, demand, action, liability, loss or expense (including legal fees and any applicable value added tax) which may incur, as a result or arising out of the gross negligence or wilful default by such Agent. The indemnification shall continue after the expiry or termination of this Agreement provided that the gross negligence or wilful default by such Agent occurred before the expiry or termination of this Agreement.

7.11

Upon fulfilment of all payment obligations of the Issuer in respect of any Notes, the Fiscal Agent shall procure that the relevant Global Note (other than an NGN intended to be held in a manner, which would allow Eurosystem eligibility) is cancelled and shall, upon request, deliver a certificate of destruction to the Issuer.

7.12

The Issuer undertakes to notify the Fiscal Agent of any changes in the identity of the Dealers appointed generally in respect of the Programme and the Fiscal Agent agrees to notify the other Paying Agent(s) thereof.

7.13

If the presentation period in respect of Notes as specified in § 8 of the Terms and Conditions of the Notes shall have lapsed and provided that there is no outstanding bona fide and proper claim in respect of any payment in respect of the Notes, the Fiscal Agent shall on demand pay to the Issuer sums equivalent to any amounts paid to it by the Issuer for the purposes of such payments, provided the Fiscal Agent still holds the relevant amount.

8	Appointment and Duties of the Calculation Agent

8.1

For the purposes of calculating interest pursuant to § 3 of Option II of the Terms and Conditions the Fiscal Agent may be appointed as Calculation Agent in respect of any Series of Notes by agreement with the Issuer.

8.2

If the Fiscal Agent has agreed to act as Calculation Agent, it shall perform all matters expressed to be performed by it in, and otherwise comply with, the Conditions and the provisions of this Agreement and, in connection therewith, shall take all such action as may be incidental thereto.

8.3	The Calculation Agent shall in respect of each Series of Notes in relation to which it is appointed as such:

8.3.1

obtain such rates and/or make such calculations, adjustments, notifications and publications as may be required to be made by it by the Conditions at the times and otherwise in accordance with the Conditions; and

8.3.2

maintain a record of all amounts, rates and other items calculated by it and make such record available for inspection at all reasonable times during normal business hours by the Issuer and the Paying Agent(s).

8.4

Notwithstanding any other provision of § 3(3) of Option II of the Terms and Conditions, if, in the Calculation Agent’s opinion there is any uncertainty between two or more alternative courses of action in making any determination or calculation under § 3(3) of Option II of the Terms and Conditions, the Calculation Agent shall promptly notify the Issuer thereof and the Issuer shall direct the Calculation Agent in writing as to which alternative course of action to adopt. If the Calculation Agent is not promptly provided with such direction, or is otherwise unable to make such calculation or determination for any reason, it shall notify the Issuer thereof and the Calculation Agent shall be under no obligation to make such calculation or determination and shall not incur any liability for not doing so.

8.5

Notwithstanding any other provision of § 3(3) of Option II the Terms and Conditions, neither the Issuer nor the Independent Adviser (as the case may be) shall be able to effect any Benchmark Amendments which, in the sole opinion of the Fiscal Agent, Calculation Agent or the Paying Agent, would have the effect of increasing the obligations or duties, or decreasing the rights or protections, of the Fiscal Agent, Calculation Agent or the Paying Agent (as the case may be).

9	Early Redemption of Notes

9.1

If the Issuer decides to redeem any Notes for the time being outstanding prior to their Maturity Date in accordance with the Conditions and unless the Fiscal Agent has agreed with the Issuer to a shorter period for such notice, it shall give notice of such decision to the Fiscal Agent not less than ten Frankfurt Business Days before the date on which it will give notice to the Holders in accordance with the Conditions of such redemption in order to enable the Fiscal Agent to undertake its obligations herein and in the Conditions.

9.2

The Fiscal Agent shall publish the notice required in connection with any such redemption. Such notice shall be provided to the Fiscal Agent by or on behalf of the Issuer and shall specify the matters relevant in respect of such redemption in accordance with the provisions of the Conditions. The Fiscal Agent will also notify the other Paying Agent(s) of any date fixed for redemption of any Notes.

9.3

The Fiscal Agent will keep a stock of redemption notices (in the form of Schedule 5 attached hereto or in such form as may be agreed between the Issuer and the Fiscal Agent) and will make such notices available on demand to Holders of Notes, the Conditions of which provide for redemption at the option of Holders. The Fiscal Agent shall, promptly upon receipt of any such redemption notice, notify the Issuer thereof. At the end of each period for the exercise of such option, the Fiscal Agent shall as soon as practicable notify the Issuer of the principal amount of Notes together with their securities identification numbers in respect of which such option has been exercised.

10	Fees and Expenses

10.1

The Issuer shall pay to the Fiscal Agent for its own account and for the account of the Paying Agent(s), as long as such Paying Agent(s) belong to the group of companies controlled by the Fiscal Agent, and, in case the Fiscal Agent acts as Calculation Agent, the Calculation Agent, such fees as may have been agreed between them and the Fiscal Agent in respect of the services of such Agents hereunder. The Issuer shall pay to any Calculation Agent such fees as may have been agreed between the Issuer and such Calculation Agent in respect of its services hereunder.

10.2

The Issuer shall reimburse each Agent for all expenses (including legal fees and any applicable value added tax) properly incurred in connection with its services hereunder. The expenses referred to in this Clause 10.2 shall include (but are not limited to) any costs or charges incurred by the relevant Paying Agent in carrying out instructions to clear and/or settle transfers of securities under this Agreement (including cash penalty charges that may be incurred under Article 7 of the Central Securities Depositaries Regulation (EU) No 909/2014 if a settlement fail occurs due to the Issuer’s failure to deliver any required securities or cash or other action or omission) which results in a settlement failure.

10.3

The Issuer shall pay all stamp, documentary, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution and delivery of this Agreement and any letters of appointment under which any Agent is appointed as agent hereunder. The Issuer shall indemnify each Agent against any claim, demand, action, liability, loss or expense (including legal fees and any applicable value added tax) which it may incur or which may be made against it as a result or arising out of any failure to pay or delay in paying any of the amounts on account of any such documentary and other taxes and duties.

11	Terms of Appointment

11.1	Each of the Agents and (in the case of Clauses 11.1.2, 11.1.4, 11.1.5 and 11.1.6) each Calculation Agent may, in connection with its services hereunder:

11.1.1	except as ordered by a court of competent jurisdiction or as required by law, treat the bearer of any Note as the owner thereof and make payments thereon accordingly;

11.1.2	assume that the terms of each Note as issued are correct;

11.1.3

refer any question relating to the ownership of any Note or the adequacy or sufficiency of any evidence supplied in connection with the replacement of any Note to the Issuer for determination by such Issuer and rely upon any determination so made;

11.1.4

rely upon the terms of any notice, communication or other document reasonably believed by it to be genuine. In the event that the Paying Agent receives conflicting, unclear or equivocal instructions, the Paying Agent shall be entitled to refrain from acting in accordance with such conflicting, unclear or equivocal instructions until those instructions have been clarified to its satisfaction and the Paying Agent shall not be or become liable in any way to any person for any failure to comply with any such conflicting, unclear or equivocal instructions. However, in case the Paying Agent receives conflicting, unclear or equivocal instructions, it will inform the instructing party as soon as practicable with regard thereto;

11.1.5

engage and pay for the advice or services of any lawyers or other experts whose advice or services may to it seem necessary and rely upon any advice so obtained. Such Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or suffered to be taken, in accordance with such advice and in good faith; and

11.1.6

treat itself as being released from any obligation to take any action hereunder which it reasonably expects will result in any expense or liability to it, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it.

11.2

In acting hereunder and in connection with the Notes, the Agents shall act solely as agents of the Issuer and will thereby not assume any obligations towards or relationship of agency or trust for or with any of the Holders.

11.3	In acting hereunder and in connection with the Notes, the Agents shall not be liable for the legality, validity or enforceability of any Note.

11.4

Each Agent may purchase, hold and dispose of Notes and may enter into any transaction (including, among other transactions, any depositary, trust or agency transaction) with any Holder or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer.

11.5

The Issuer shall indemnify each Agent against any claim, demand, action, liability, loss or expense (including legal fees and any applicable value added tax) which such Agent may incur, otherwise than as a result of or arising out of the gross negligence or wilful default by such Agent. The indemnification shall continue after the expiry or termination of this Agreement.

11.6	The obligations of the Agents hereunder shall be several, and not joint.

11.7

The Issuer shall provide the Fiscal Agent with a list of persons authorised to execute documents and take action on its behalf in connection with this Agreement, such list to be signed by two duly authorised signatories of the Issuer. The Issuer shall notify the Fiscal Agent immediately if any of such persons ceases to be so authorised or if any additional person becomes so authorised by notice signed by two duly authorised signatories of Linde plc.

11.8

Notwithstanding anything else herein contained, each Agent may refrain without liability from doing anything that would or might in its reasonable opinion be contrary to any law of any state or jurisdiction (including but not limited to, the European Union, the United States of America or, in each case, any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation.

11.9

Each Party shall, within ten business days of a written request by another Party, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Notes as that other Party reasonably requests for the purposes of that other Party’s compliance with Applicable Law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this Clause 11.9 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Clause 11.9, “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature

12	Warranties and Undertakings

As at the date of this Agreement, the Issuer hereby warrants to the Fiscal Agent:

12.1

that neither the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nation Security Council (“UNSC”), the European Union (the “EU”) nor His Majesty’s Treasury has imposed any sanctions against the Issuer or, to the best knowledge of the Issuer, against any of its subsidiaries, directors, or officers, or any of its employees who will act in any capacity in connection with or benefit from the Programme because of the violation of any laws and regulations administered by OFAC, the U.S. Department of State, the UNSC, the EU or His Majesty’s Treasury, respectively.

This representation is only made to the extent that it does not result in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung - AWV), any provision of Council Regulation (EC) No 2271/96 (or any law or regulation imposing penalties in respect of such regulation in any member state of the European Union or, with respect to the United Kingdom, as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”)) or any similar applicable blocking or anti-boycott statue in any member state of the European Union or the United Kingdom;

12.2

that the Issuer will not use the proceeds from the issuance of Notes under the Programme in violation of any laws and regulations administered by OFAC, the U.S. Department of State, UNSC, the EU and the United Kingdom, respectively.

The aforementioned undertakings are only given to the extent that it does not result in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung - AWV), any provision of Council Regulation (EC) No 2271/96 (or any law or regulation imposing penalties in respect of such regulation in any member state of the European Union or, with respect to the United Kingdom, as it forms part of United Kingdom domestic law by virtue of the EUWA) or any similar applicable blocking or anti-boycott statue in any member state of the European Union or the United Kingdom;

12.3

that Linde plc is a public limited company duly established under the laws of the Republic of Ireland with full power and authority to own its assets and to conduct its business as described in the Prospectus;

12.4

that the execution and delivery of this Agreement, have been duly authorised by the Issuer and this Agreement constitutes legal, valid and binding obligations of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

12.5

that the execution and delivery of this Agreement will not infringe any law or regulation of its jurisdiction of incorporation and are not contrary to the provisions of the constitutional documents of the Issuer and will not result in any violation of the terms of any instrument or agreement to which the Issuer is a party or by which the Issuer or its property is bound; and

12.6

that all licences, consents, approvals, authorisations, orders and clearances of all regulatory Authorities required by the Issuer for or in connection with the execution and delivery of, and compliance with the terms of, this Agreement have been obtained and are in full force and effect.

13	Know-your Customer

Upon the request of any Agent, the Issuer shall promptly supply or procure the supply of such documentation and other evidence as is reasonably required by the Agent to carry out and be satisfied to have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

14	Changes in Agents

14.1

The Fiscal Agent may (subject as provided in Clause 14.3 below) at any time resign as Fiscal Agent by giving at least 45 days’ written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective.

14.2

The Fiscal Agent may (subject as provided in Clause 14.3 below) be removed at any time by the Issuer on at least 45 days’ notice by the filing with it of an instrument in writing signed on behalf of the Issuer specifying such removal and the date when it shall become effective.

14.3

Any resignation under Clause 14.1 or removal under Clauses 14.2 or 14.4 shall only take effect upon the appointment by the Issuer as hereinafter provided, of a successor Fiscal Agent and (other than in cases of insolvency of the Fiscal Agent) on the expiry of the notice to be given under Clause 14. The Issuer agrees with the Fiscal Agent that if, by the day falling ten days before the expiry of any notice under Clause 14.1, the Issuer has not appointed a successor Fiscal Agent, then the Fiscal Agent shall be entitled, on behalf of the Issuer, to appoint as a successor Fiscal Agent in its place a reputable financial institution of good standing which the Issuer shall approve (such approval not to be unreasonably withheld or delayed).

14.4

In case at any time the Fiscal Agent resigns, or is removed, or becomes incapable of acting or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or a substantial part of its property, or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law a successor Fiscal Agent, which shall be a reputable financial institution of good standing may be appointed by the Issuer by an instrument in writing filed with the successor Fiscal Agent. Upon the appointment as aforesaid of a successor Fiscal Agent and acceptance by the latter of such appointment and (other than in case of insolvency of the Fiscal Agent when it shall be of immediate effect) upon expiry of the notice to be given under Clause 14, the Fiscal Agent so superseded shall cease to be the Fiscal Agent hereunder.

14.5

Subject to the applicable provisions of the Conditions, the Issuer may terminate the appointment of any Paying Agent or Calculation Agent at any time and/or appoint one or more further Paying Agent(s) or Calculation Agent by giving to the Fiscal Agent, and to the relevant Paying Agent at least 45 days’ notice in writing to that effect (other than in the case of insolvency of the Paying Agent or Calculation Agent).

14.6

Subject to the applicable provisions of the Conditions, any Paying Agent or Calculation Agent may resign its appointment hereunder at any time by giving the Issuer and the Fiscal Agent at least 45 days’ written notice to that effect.

14.7	Upon its resignation or removal becoming effective, the Fiscal Agent:

14.7.1

shall as soon as reasonably practicable transfer all moneys held by it hereunder and, if applicable, the documents and records referred to in Clauses 7.7, 7.8 and 16 and all Notes surrendered and not yet destroyed to the successor Fiscal Agent hereunder; and

14.7.2	shall be entitled to the payment by the Issuer of its fees and expenses for the services therefore rendered hereunder in accordance with the terms of Clause 10.

14.8

Upon its appointment becoming effective, a successor Fiscal Agent or Calculation Agent and any new Paying Agent shall, without further act, become vested with all the rights, duties and obligations of its predecessor or, as the case may be, a Paying Agent with like effect as if originally named as Fiscal Agent or (as the case may be) a Paying Agent or Calculation Agent hereunder.

14.9

lf the Fiscal Agent or any Paying Agent or Calculation Agent determines to change its Specified Office it shall (after having, in any such case other than a change of Specified Office within the same country, obtained the prior written approval of the Issuer thereto) give to the Issuer and (if applicable) the Fiscal Agent written notice of such determination giving the address of the new Specified Office which shall be in the same country and stating the date on which such change is to take effect, which, unless a shorter notice period is agreed in writing by the Issuer, shall not be less than 45 days thereafter. Within 15 days of receipt of such notice (unless the appointment of the Fiscal Agent or the Paying Agent or the Calculation Agent, as the case may be, is terminated pursuant to the above Clauses on or prior to the date of such change), the Issuer shall give or cause to be given not more than 45 days’ nor less than 30 days’ notice thereof to the Holders in accordance with the Conditions, by requesting the Fiscal Agent to publish, or cause to be published, or delivered to the Holders, such notice pursuant to Clause 7.5.

15	Merger and Consolidation

Any corporation into which the Fiscal Agent, Paying Agent or Calculation Agent may be merged or converted, or any corporation with which the Fiscal Agent, Paying Agent or Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Fiscal Agent, Paying Agent or Calculation Agent shall be a party, or any corporation to which the Fiscal Agent, Paying Agent or Calculation Agent shall sell or otherwise transfer all or substantially all the assets of the Fiscal Agent, Paying Agent or Calculation Agent shall, on the date when such merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Fiscal Agent, Paying Agent or Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Issuer and after the said effective date all references in this Agreement to the Fiscal Agent, Paying Agent or Calculation Agent shall be deemed to be references to such corporation. Written notice of any such merger, conversion, consolidation or transfer shall be given to the Issuer by the Fiscal Agent, Paying Agent or Calculation Agent concerned.

16	Notification of Changes in Agents

Following receipt of notice of resignation from the Fiscal Agent, Paying Agent or Calculation Agent and forthwith upon appointing a successor Fiscal Agent, Paying Agent or Calculation Agent or on giving notice to terminate the appointment of any Fiscal Agent, Paying Agent or Calculation Agent, the Fiscal Agent shall give or cause to be given not more than 45 days’ nor less than 30 days’ notice thereof to the Holders in accordance with the Conditions. Such notice shall be on behalf and at the expense of the Issuer unless the resignation from or termination of the appointment is solely attributable to the party giving notice in which case such party shall bear the costs.

17	Communication between the Parties

A copy of all communications relating to the subject matter of this Agreement between the Issuer and the Holders on the one hand and any of the Paying Agent(s) (other than the Fiscal Agent or the Calculation Agent) on the other hand shall be sent by the Paying Agent or the Calculation Agent to the Fiscal Agent.

18	Taxes and Stamp Duties

The Issuer agrees to pay any and all stamp, registration or documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

19	Notices and Communications

19.1

All notices and communications under this Agreement shall be by letter or email, posted or delivered by hand, or (but only where specifically provided in the Procedures Memorandum) by telephone. Each notice or communication shall be given as follows or in any other form of communication agreed between the parties:

19.1.1	if to the Issuer, at:

Linde plc
Ten Earlsfort Terrace
Dublin 2, D02 T380
Republic	of Ireland

Telephone: +44 7799 342124
Attention: Treasury

19.1.2	if to the Fiscal Agent, at:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square, Canary Wharf
London, E14 5LB
United Kingdom

Telephone: +353 1 622 2242

For ISIN requests:

Attention: Code Requests, Issuer Services
E-Mail: mtn_coderequests@citi.com

For Non-Syndicated Issuances:

Attention: MTN Issuance Desk, Issuer Services
E-Mail: mtnissuance@citi.com

For Syndicated Issuances:

Attention: Depositary Closings, Issuer Services
E-Mail: depoclosings@citi.com

19.1.3	if to the Paying Agent, at:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square, Canary Wharf
London, E14 5LB
United Kingdom

Telephone: +353 1 622 4329
Attention: PPA Payments, Issuer Services
E-Mail: ppapayments@citi.com

19.1.4	if to the Calculation Agent where the Fiscal Agent is the Calculation Agent, at:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square, Canary Wharf
London, E14 5LB
United Kingdom

Telephone: +353 1 622 2222
Attention: Calculation Agent, Issuer Services
E-Mail: ratefixing@citi.com

(or in the case of a Fiscal Agent not originally a party hereto, specified by notice to the other parties hereto at or about the time of its appointment as the agent of the Issuer)

19.1.5

if to the Calculation Agent where the Fiscal Agent is not the Calculation Agent to it at the address, email or telephone number, specified by notice to the other parties hereto at or about the time of its appointment as agent of the Issuer.

19.1.6	or, in any case, to such other address, email or telephone number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

19.2	Every notice or communication sent in accordance with Clause 19.1 shall be effective as follows:

19.2.1	Letter or email: if sent by letter or email, upon receipt (Zugang) by the addressee;

19.2.2	Telephone: if made on the telephone, upon being made.

19.2.3

In the case of Clause 19.2.1 or 19.2.2 above, any such notice or communication which would otherwise take effect after 4:00 p.m. in the place of the addressee on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the place of the addressee.

20	Governing Law, Place of Jurisdiction

20.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, German law.

20.2

Any action or other legal proceedings (“Proceedings”) arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Federal Republic of Germany.

20.3	Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of the Federal Republic of Germany.

21	Severability and Partial Invalidity

Should any provision of this Agreement be or become invalid in whole or in part, the other provisions shall remain in force. The invalid provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the invalid provision.

22	Amendment

This Agreement may be amended by agreement in writing among the parties hereto without the consent of the Holders.

23	Entire Agreement

23.1

This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

23.2	Each party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

23.3

So far as is permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

23.4	In Clauses 23.1 to 23.3, “this Agreement” includes any fee letters and all documents entered into pursuant to this Agreement.

24	Counterparts

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

Schedule 1

Form of Temporary and Permanent Global Note

Part I: German language form of Global Note

Serien Nr. [•]

Common Code Nr. [•]	WKN [•]

ISIN Nr. [•]	[Sonstige Wertpapier-Kenn-Nr. [•]]

ANY UNITED STATES PERSON (AS DEFINED IN THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA) WHO HOLDS THIS OBLIGATION, DIRECTLY OR INDIRECTLY, WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(J) AND 1287(A) OF THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA.

LINDE PLC

Dublin, Republik Irland

[Vorläufige] [Dauer-] Globalurkunde

über

[bis zu]1 [Währung und Gesamtnennbetrag der Emission]

SCHULDVERSCHREIBUNGEN

fällig [Fälligkeitsjahr]

Diese [Vorläufige] [Dauer-] Globalurkunde verbrieft eine ordnungsgemäß genehmigte Emission von [bis zu]2 [Währung und Gesamtnennbetrag der Emission] Schuldverschreibungen, fällig [Fälligkeitsjahr] (die “Schuldverschreibungen”) der Linde plc (die “Emittentin”). Bezugnahmen in dieser Urkunde auf die “Bedingungen” verstehen sich auf [Falls Teil I der Endgültigen Bedingungen nur auf die betreffenden Angaben der Option I oder der Option II verweist: den Satz der Anleihebedingungen für [Nullkupon-] Schuldverschreibungen [mit [fester] [variabler] Verzinsung] in der durch die endgültigen Bedingungen für die Schuldverschreibungen (die “Endgültigen Bedingungen”) festgelegten und vervollständigten Form. Die Bedingungen und Endgültigen Bedingungen sind dieser Urkunde beigefügt] [Falls Teil I der Endgültigen Bedingungen die betreffenden Angaben der Option I oder der Option II wiederholt und die betreffenden Leerstellen in Option I oder Option II, je nachdem vervollständigt: die Bedingungen, die dieser Urkunde beigefügt sind]. Die Bedingungen sind Teil dieser [Vorläufigen] [Dauer-] Globalurkunde. Die in den Bedingungen definierten Begriffe haben, soweit hierin verwendet, in dieser Urkunde die gleiche Bedeutung.

Die Emittentin verpflichtet sich, dem Inhaber dieser Urkunde die auf die durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieften Schuldverschreibungen zahlbaren Beträge gemäß den Bedingungen zu zahlen.

[1]	Einzufügen im Falle von TEFRA D und falls die Globalurkunde bei CBF eingeliefert wird.

[Bei jeder Zahlung von Zinsen auf Schuldverschreibungen, die durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieft werden, wird die Emittentin dafür Sorge tragen, dass die jeweilige Zahlung in der betreffenden Spalte in Teil I des Anhangs A zu dieser Urkunde vermerkt wird.

Bei jeder Rückzahlung oder jedem Kauf und jeder Entwertung von Schuldverschreibungen, die durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieft werden, werden die Einzelheiten der Rückzahlung oder des Kaufs und der Entwertung von der oder für die Emittentin in Anhang A zu dieser Urkunde vermerkt. Der entsprechende Vermerk im Anhang A zu dieser Urkunde, in dem die Rückzahlung oder der Kauf und die Entwertung vermerkt werden, ist von der oder für die Emittentin zu unterzeichnen. Nach der Rückzahlung oder dem Kauf und der Entwertung ist der Gesamtnennbetrag dieser [Vorläufigen] [Dauer-] Globalurkunde um den Gesamtnennbetrag der zurückgezahlten oder gekauften und entwerteten Schuldverschreibungen zu reduzieren. Der Gesamtnennbetrag dieser [Vorläufigen] [Dauer-] Globalurkunde nach der Rückzahlung oder dem Kauf und der Entwertung ist dann der jeweils letzte in der betreffenden Spalte in Teil II oder III des Anhangs A zu dieser Urkunde vermerkte Gesamtnennbetrag.]2

[Falls diese Globalurkunde eine NGN ist einfügen: Bei jeder Zahlung von Zinsen auf Schuldverschreibungen, die durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieft werden, werden die Einzelheiten der jeweiligen Zahlung von der oder für die Emittentin in den Registern der ICSDs vermerkt. Bei jeder Rückzahlung oder jedem Kauf durch oder für die Emittentin und jeder Entwertung von Schuldverschreibungen, die durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieft werden, werden die Einzelheiten der Rückzahlung oder des Kaufs und der Entwertung von der oder für die Emittentin in den Registern der ICSDs vermerkt. Der Gesamtnennbetrag der durch diese [Vorläufige] [Dauer-] Globalurkunde verbrieften Schuldverschreibungen entspricht dem jeweils in den Registern beider ICSDs eingetragenen Gesamtnennbetrag. Die Register der ICSDs (unter denen man die Register versteht, die jeder ICSD für die Inhaber von Schuldverschreibungen über den Betrag ihres Anteils an den Schuldverschreibungen führt) sind schlüssiger Nachweis über den Gesamtnennbetrag der durch die [Vorläufige] [Dauer-] Globalurkunde verbrieften Schuldverschreibungen, und eine zu diesen Zwecken von einem ICSD jeweils ausgestellte Bestätigung mit dem Nennbetrag der so verbrieften Schuldverschreibungen ist in jedem Zeitpunkt ein schlüssiger Nachweis über den Inhalt des Registers des jeweiligen ICSD.]

[Diese Vorläufige Globalurkunde wird gemäß § 1 der Bedingungen gegen eine Dauer-Globalurkunde ausgetauscht. Bei vollständigem Austausch ist diese Vorläufige Globalurkunde der Emissionsstelle auszuhändigen.]

Diese [Vorläufige] [Dauer-] Globalurkunde unterliegt deutschem Recht.

Diese [Vorläufige] [Dauer-] Globalurkunde ist nur gültig, wenn sie die Unterschriften einer von der Emittentin für diesen Zweck ordnungsgemäß bevollmächtigten Person sowie die Kontrollunterschrift der Emissionsstelle oder ihres Beauftragten trägt.

[Falls diese Globalurkunde eine NGN ist, einfügen: Zu ihrer Gültigkeit bedarf diese [Vorläufige] [Dauer-] Globalurkunde der Bestätigung der Wirksamkeit durch den von den ICSDs bestellten Common Safekeeper.]

[2]

Diese beiden Absätze und Anhang A entfallen, wenn die Globalurkunde eine NGN ist und im Falle einer Emission von Schuldverschreibungen, auf die die D Rules Anwendung finden, wird Anhang B in diesem Fall zu Anhang A.

Woking, im [Datum]

LINDE PLC

Zeichnungsberechtigter

Kontrollunterschrift ohne Obligo, Gewährleistung oder Rückgriff.

Zeichnungsberechtigter

[Kontrollunterschrift

als Common Safekeeper ohne Obligo, Gewährleistung oder Rückgriff.

Zeichnungsberechtigter][3]

[Falls Teil I der Endgültigen Bedingungen nur auf die betreffenden Angaben der Option I oder der Option II verweist:

Der Satz der Bedingungen für [Nullkupon-] [unverzinsliche] Schuldverschreibungen [mit [fester] [variabler] Verzinsung] und die endgültigen Bedingungen sind als Anlage beizufügen.]

[Falls Teil I der Endgültigen Bedingungen die betreffenden Angaben der Option I oder der Option II wiederholt und die betreffenden Leerstellen der Option I oder der Option II, je nachdem, vervollständigt:

Die Bedingungen sind als Anlage beizufügen.]

[3]	Einzufügen, wenn die Globalurkunde eine NGN ist.

Anhang A4

Teil I

Zinszahlungen

Zinszahlungstag	Tag des Eingangs	Gesamtbetrag der fälligen Zinsen	Betrag der gezahlten Zinsen	Bestätigung der Zahlung durch oder für die Emittentin

Erster

Zweiter

[Nummerierung fortsetzen bis die entsprechende Zahl von Zinszahlungstagen der jeweiligen Tranche der Schuldverschreibungen erreicht ist.]

[4]	Anhang A ist nur auszufüllen, wenn die Final Terms bestimmen, dass die Globalurkunde keine NGN sein soll.

Anhang A

Teil II

Tilgungen

Tilgungstag	Gesamtbetrag des zahlbaren Kapitalbetrages	Gezahlter Kapitalbetrag	Verbleibender Gesamtnennbetrag dieser Globalurkunde nach Zahlung	Bestätigung der Zahlung durch oder für die Emittentin

Anhang A

Teil III

Kauf und Entwertung

Tag des Kaufs und der Entwertung	Betrag des Kaufs und der Entwertung	Verbleibender Gesamtnennbetrag dieser Globalurkunde nach Kauf und Entwertung	Bestätigung des Kaufs und der Entwertung durch oder für die Emittentin

[Der Vorläufigen Globalurkunde wird das folgende Muster beigefügt]

Anhang [A][B]

Erfassung der vorgenommenen Austausche5

Datum	Nennbetrag, der gegen Dauerglobalurkunde(en) ausgetauscht wurde	Verbleibender Gesamtnennbetrag nach erfolgtem Austausch	Vermerk namens der Emittentin

[5]	Dieser Teil von Anhang [A][B] ist nur auszufüllen, wenn die Final Terms bestimmen, dass die Vorläufige Globalurkunde keine NGN sein soll.

[Die folgenden Muster der Bestätigung oder andere üblicherweise verwendete Muster werden der Vorläufigen Globalurkunde beigefügt.]

Anlage I

[Form of certificate to be given in relation to exchanges of this Temporary Global Note for the Permanent Global Note:]

LINDE PLC

[Aggregate principal amount and title of Notes]

(the “Securities”)

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our “Member Organisations”) substantially to the effect set forth in the Fiscal Agency Agreement, as of the date hereof, [•] principal amount of the above-captioned Securities (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (“United States Persons”), (ii) is owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v) (“financial institutions”)) purchasing for their own account or for resale, or (b) acquired the Securities through and are holding through on the date hereof (as such terms “acquired through” and “holding through” are described in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(6)) foreign branches of United States financial institutions (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Securities for purposes of resale directly or indirectly to a United States Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia) and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We further certify (i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the temporary global security except as set forth herein and (ii) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as at the date hereof.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Date: [•]*

[Clearstream Banking AG / Euroclear Bank SA/NV / Clearstream Banking S.A. / other Clearing System]

[authorised signature]

*	To be dated not earlier than the Exchange Date.

Anlage II

[Form of certificate to be given in relation to payments of interest falling due before the Exchange Date:]

LINDE PLC

[Aggregate principal amount and title of Notes]

(the “Securities”)

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our “Member Organisations”) substantially to the effect set forth in the Fiscal Agency Agreement, as of the date hereof, [•] principal amount of the above-captioned Securities (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (“United States Persons”), (ii) is owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v) (“financial institutions”)) purchasing for their own account or for resale, or (b) acquired the Securities through and are holding through on the date hereof (as such terms “acquired through” and “holding through” are described in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(6)) foreign branches of United States financial institutions (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Securities for purposes of resale directly or indirectly to a United States Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia) and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We further certify (i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the temporary global security excepted in such certifications and (ii) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as at the date hereof.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Date: [•]*

[Clearstream Banking AG / Euroclear Bank SA/NV / Clearstream Banking S.A. / other Clearing System]

[authorised signature]

*	To be dated not earlier than the relevant interest payment date.

Anlage III

[Form of account holders certification referred to in the preceding certificates:]

LINDE PLC

[Aggregate principal amount and title of Notes]

(the “Securities”)

This is to certify that as of the date hereof, and except as set forth below, the above-captioned Securities held by you for our account (i) are owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to the United States Federal income taxation regardless of its source (“United States Persons”), (ii) are owned by United States person(s) that (a) are foreign branches of a United States financial institution (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v)) (“financial institutions”) purchasing for their own account or for resale, or (b) acquired the Securities through and are holding through on the date hereof (as such terms “acquired through” and “holding through” are described in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(6)) foreign branches of United States financial institutions (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Securities is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)) this is further to certify that such financial institution has not acquired the Securities for purposes of resale directly or indirectly to a United States Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia) and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Securities held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

This certification excepts and does not relate to [•] of such interest in the above Securities with respect to which we are not able to certify and as to which we understand exchange and delivery of definitive Securities (or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant to, we irrevocably authorise you to produce this certification to any interested party in such proceedings.

Date: [•]*

[Account Holder] as or as agent for the beneficial owner of the Notes.

[authorised signature]

*	To be dated not earlier than fifteen days before the Exchange Date or, as the case may be, the relevant interest payment date.

[if German Language is the binding language, insert: Non-binding reading translation – DO NOT EXECUTE]

Part II: English language form of Global Note

Series No. [•]

Common Code No. [•]	WKN [•]

ISIN No. [•]	[Other Security Identification No. [•]]

ANY UNITED STATES PERSON (AS DEFINED IN THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA) WHO HOLDS THIS OBLIGATION, DIRECTLY OR INDIRECTLY, WILL BE SUBJECT TO THE LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(J) AND 1287(A) OF THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA.

LINDE PLC

with statutory seat in Dublin, Republic of Ireland

[Temporary] [Permanent] Global Note

representing

[up to]6 [Currency and Aggregate Principal Amount of Issue]

NOTES

due [Year of Maturity]

This certificate constitutes a [Temporary] [Permanent] Global Note in respect of a duly authorised issue of [up to]9 [Currency and Aggregate Principal Amount of Issue] Notes due [Year of Maturity] (the “Notes”) of Linde plc (the “Issuer”). References herein to the “Conditions” shall be to the [in the case Part I of the Final Terms only refers to the relevant provisions of Option I or Option II: set of terms and conditions for [zero coupon] Notes [with [fixed] [floating] interest rates] as determined and completed by the final terms relating to the Notes (the “Final Terms”), both as annexed hereto] [in the case Part I of the Final Terms replicates the relevant provisions of Option I or Option II and completes the relevant placeholders in Option I or Option II, as relevant: Conditions as annexed hereto]. The Conditions form part of this [Temporary] [Permanent] Global Note. Expressions defined in the Conditions shall bear the same meanings when used in this [Temporary] [Permanent] Global Note.

The Issuer agrees to pay to the bearer hereof the amounts payable with respect to the Notes represented by this [Temporary] [Permanent] Global Note in accordance with the Conditions.

[6]	To be inserted in the case of TEFRA D and if the Global Note will be deposited with CBF.

[On any occasion on which a payment of interest is made in respect of the Notes represented by this [Temporary] [Permanent] Global Note, the Issuer shall procure that the same is noted in the relevant column in Part I of Annex A hereto.

On any redemption with respect to, or purchase and cancellation of, any of the Notes represented by this [Temporary] [Permanent] Global Note details of such redemption or purchase and cancellation (as the case may be) shall be entered by or on behalf of the Issuer in Annex A hereto and the relevant space in Annex A hereto recording any such redemption or purchase and cancellation (as the case may be) shall be signed by or on behalf of the Issuer. Upon any such redemption or purchase and cancellation, the aggregate principal amount of this [Temporary] [Permanent] Global Note shall be reduced by the total principal amount of Notes so redeemed or purchased and cancelled. The nominal amount of this [Temporary] [Permanent] Global Note following any such redemption or purchase and cancellation as aforesaid shall be the aggregate principal amount most recently entered in the relevant column in Part II or III of Annex A hereto.]7

[In case this Global Note is an NGN insert: On any occasion on which a payment of interest is made in respect of the Notes represented by this [Temporary] [Permanent] Global Note, details of such payment shall be entered by or on behalf of the Issuer in the records of the ICSDs. On any redemption in respect of, or purchase by or on behalf of the Issuer and cancellation of, any of the Notes represented by this [Temporary] [Permanent] Global Note details of such redemption or purchase and cancellation (as the case may be), shall be entered by or on behalf of the Issuer in the records of the ICSDs. The aggregate principal amount of Notes represented by the [Temporary] [Permanent] Global Note shall be the aggregate principal amount from time to time entered in the records of both ICSDs. The records of the ICSDs (which expression means the records that each ICSD holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the nominal amount of Notes represented by the [Temporary] [Permanent] Global Note and, for these purposes, a statement issued by a ICSD stating the nominal amount of Notes so represented at any time shall be conclusive evidence of the records of the relevant ICSD at that time.]

[This Temporary Global Note shall be exchanged into a Permanent Global Note in accordance with § 1 of the Conditions. On an entire exchange of this Temporary Global Note, this Temporary Global Note shall be surrendered to the Fiscal Agent.]

This [Temporary] [Permanent] Global Note is governed by, and shall be construed in accordance with, German law.

This [Temporary] [Permanent] Global Note shall not be valid unless it bears the signature of an duly authorised representative of the Issuer as well as the control signature by or on behalf of the Fiscal Agent.

[In case this Global Note is an NGN, insert: This [Temporary] [Permanent] Global Note shall require to be effectuated by the entity appointed as common safekeeper by the ICSDs in order to be valid.]

[7]	These two paragraphs as well as Annex A are to be deleted in case that the Global Note is an NGN and in the case of D Rules Global Notes Annex B is to be designated in such case Annex A.

Woking, in [Date]

LINDE PLC

Authorised signatory

Control signature without recourse, warranty or liability.

Authorised signatory

[Control signature

as common safekeeper without recourse, warranty or liability.

Authorised signatory]

[In the case Part I of Final Terms only refers to the relevant provisions of Option I or Option II:

The Conditions for [zero coupon] [non-interest-bearing] Notes [with [fixed] [floating] interest rates] and the Final Terms are to be added by attachment hereafter.]

[In the case Part I of the Final Terms replicates the relevant provisions of Option I or Option II and completes the relevant placeholders in Option I or Option II, as relevant:

The Conditions are to be attached hereafter.]

Annex A8

Part I

Interest Payments

Interest Payment Date	Date of Payment	Total Amount of Interest Payable	Amount of Interest Paid	Confirmation of payment by or on behalf of the Issuer

First

Second

[Continue numbering until the appropriate number of interest payment dates for the particular Tranche of Notes is reached.]

[8]	Annex A is only to be completed if the Final Terms indicate that this Temporary Global Note is not intended to be an NGN.

Annex I

Part II

Redemptions

Date of redemption	Total amount of principal payable	Amount of principal paid	Remaining aggregate principal amount of this Global Note following such redemption	Confirmation of redemption by or on behalf of the Issuer

Annex A

Part III

Purchases and Cancellations

Date of purchase and cancellation	Part of aggregate principal amount of this Global Note purchased and cancelled	Remaining aggregate principal amount of this Global Note following such purchase and cancellation	Confirmation of purchase and cancellation by or on behalf of the Issuer

[The following form will be attached to the Temporary Global Note]

Annex [A][B]

Exchanges9

Date	Principal amount exchanged for Permanent Global Note(s)	Remaining aggregate principal amount following such exchange	Notation made on behalf of the Issuer

[9]	Annex [A][B] is only to be completed if the Final Terms indicate that this Temporary Global Note is not intended to be an NGN.

[The following forms of certification (or such other form as shall customarily be used) will be attached to the Temporary Global Note.]

EXHIBIT I

[insert certificate to be given in relation to exchanges of this Temporary Global Note for the Permanent Global Note – See Exhibit I (Anlage I) to German language form of Global Note]

EXHIBIT II

[insert certificate to be given in relation to payments of interest falling due before the Exchange Date – See Exhibit II (Anlage II) to German language form of Global Note]

EXHIBIT III

[insert account holder’s certification referred to in the preceding certificates – See Exhibit III (Anlage III) to German language form of Global Note]

TERMS AND CONDITIONS OF THE NOTES

[Insert Terms and Conditions of the Notes.]

Schedule 2

Calculation Agent Appointment Letter

[On letterhead of Linde plc]

[Date]

[Name of Calculation Agent]

[Address]

[insert title of relevant Series of Notes]

Series No.: [•] / ISIN: [•] / Common Code [•] / WKN [•]

issued pursuant to the

EUR 20,000,000,000 Debt Issuance Programme

of Linde plc

dated 8 May 2025

Dear Sir or Madam,

We refer to the Agency Agreement dated 8 May 2025 entered into with respect to the above Debt Issuance Programme (such agreement, as modified or amended from time to time, the “Agency Agreement”) between Linde plc and Citibank, N.A., London Branch, as fiscal agent [and certain other financial institutions named therein], a copy of which has been supplied to you by us.

Expressions defined in the Agency Agreement shall have the same meanings when used herein.

[If a third party is appointed for one Series of Notes only, insert: We hereby appoint you as Calculation Agent at your Specified Office detailed in the Confirmation as our agent in relation to [specify relevant Series of Notes] (the “Notes”) upon the terms of the Agency Agreement for the purposes specified in the Agency Agreement and in the Conditions and all matters incidental thereto.]

[If a third party is appointed for more than one Series of Notes, insert: We hereby appoint you as Calculation Agent at your Specified Office detailed in the Confirmation set out below as our agent in relation to each Series of Notes with respect to which you are named as Calculation Agent in the relevant Final Terms upon the terms of the Agency Agreement and (in relation to each such Series of Notes) in the Conditions and all matters incidental thereto.]

We hereby agree that, notwithstanding the provisions of the Agency Agreement or the Conditions, your appointment as Calculation Agent may only be revoked in accordance with the terms and conditions thereof, if you have been negligent in the exercise of your obligations thereunder or have failed to exercise or perform your obligations thereunder.

Please complete and return to us the Confirmation on the copy of this letter duly signed by an authorised signatory confirming your acceptance of this appointment.

This letter is governed by, and construed in accordance with, German law and the provisions of Clause 21 and 22 of the Agency Agreement shall apply to this letter as if set out herein in full.

Yours faithfully

Linde plc

CONFIRMATION

[If a third party is appointed for one Series of Notes only, insert: We hereby accept our appointment as Calculation Agent of the Issuer in relation to the Notes, and shall perform all matters expressed to be performed by the Calculation Agent in, and shall otherwise comply with, the Terms and Conditions and the provisions of the Agency Agreement and, in connection therewith, shall take all such action as may be incidental thereto.]

[If a third party is appointed for more than one series of Notes, insert: We hereby accept our appointment as Calculation Agent of the Issuer in relation to each Series of Notes with respect to which we are named as Calculation Agent in the relevant Final Terms, and shall perform all matters expressed to be performed by the Calculation Agent in, and shall otherwise comply with (in relation to each such Series of Notes) the Terms and Conditions and the provisions of the Agency Agreement and, in connection therewith, shall take all such action as may be incidental thereto.]

Services under this Calculation Agent Appointment Letter shall be rendered free of charge.

For the purposes of the Notes and the Agency Agreement our Specified Office and communication details are as follows:

Address:	[•]

Email:	[•]

Attention:	[•]

[Calculation Agent]

By:	By:

Date: [•]

Schedule 3

Specific duties of the Fiscal Agent in the case of NGNs

In relation to each Series of Notes that are NGNs, the Fiscal Agent will comply with the following provisions:

1.

The Fiscal Agent will inform each of Euroclear and CBL (the “ICSDs”), through the common service provider appointed by the ICSDs to service the Notes (the “CSP”), of the initial issue outstanding amount (“IOA”) for each Tranche on or prior to the relevant Issue Date.

2.

If any event occurs that requires a mark up or mark down of the records which an ICSD holds for its customers to reflect such customers’ interest in the Notes, the Fiscal Agent will (to the extent known to it) as soon as practicable provide details of the amount of such mark up or mark down, together with a description of the event that requires it, to the ICSDs (through the CSP) to ensure that the IOA of the Notes remains at all times accurate.

3.

The Fiscal Agent will regularly reconcile its record of the IOA of the Notes with information received from the ICSDs (through the CSP) with respect to the IOA maintained by the ICSDs for the Notes and will as soon as practicable inform the ICSDs (through the CSP) of any discrepancies.

4.	The Fiscal Agent will as soon as practicable assist the ICSDs (through the CSP) in resolving any discrepancy identified in the IOA of the Notes.

5.

The Fiscal Agent will as soon as practicable provide to the ICSDs (through the CSP) details of all amounts paid by it under the Notes (or, where the Notes provide for delivery of assets other than cash, of the assets so delivered).

6.

The Fiscal Agent will (to the extent known to it) as soon as practicable provide to the ICSDs (through the CSP) notice of any changes to the Notes that will affect the amount of, or date for, any payment due under the Notes.

7.	The Fiscal Agent will (to the extent known to it) as soon as practicable provide to the ICSDs (through the CSP) copies of all information that is given to the holders of the Notes.

8.	The Fiscal Agent will as soon as practicable pass on to the Issuer all communications it receives from the ICSDs directly or through the CSP relating to the Notes.

9.	The Fiscal Agent will (to the extent known to it) as soon as practicable notify the ICSDs (through the CSP) of any failure by the Issuer to make any payment or delivery due under the Notes when due.

Schedule 4

The Specified Offices of the Fiscal Agent and Paying Agent

FISCAL AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square, Canary Wharf

London, E14 5LB

United Kingdom

PAYING AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square, Canary Wharf

London, E14 5LB

United Kingdom

Schedule 5

Part I: English Language Form of a Put Exercise Notice in case of an early redemption at the option of a holder

To:	Citibank, N.A., London Branch (the “Fiscal Agent”)

Citigroup Centre

Canada Square, Canary Wharf

London, E14 5LB

United Kingdom

Email:	[•]

Attn:	[•]

To:	Linde plc (the “Issuer”)

Ten Earlsfort Terrace

Dublin 2, D02 T380

Republic of Ireland

Email:	[•]

Attn:	[•]

[insert title of relevant Series of Notes]

Series No.: [•] / ISIN: [•] / Common Code [•] / WKN [•]

issued pursuant to the

EUR 20,000,000,000 Debt Issuance Programme

of Linde plc

dated 8 May 2025

By sending the duly completed Notice via the depositary bank and/or the Clearing System to the specified office of the Fiscal Agent for the above mentioned Series of Notes (the “Notes”) the undersigned holder of such Note(s) irrevocably exercises its option to have such Note(s) redeemed on [insert Put Redemption Date].

This Notice relates to Note(s) in the total principal amount of [insert currency and total principal amount].

Payment Instructions

Please make payment in respect of the above-mentioned Note(s) by transfer to the following bank account:

Bank:

Branch Address:

Branch Code (e.g. BLZ, BIC):

Account Number:

IBAN:

Contact details of Holder (optional/mandatory in the case of Notes deposited with Clearstream Banking AG, Frankfurt):

................................

................................

................................

................................

................................

Signature of holder: ................................

Duly authorised on behalf of [    ]

The Holder is also requested to instruct his depositary bank to send an appropriate instruction to the relevant Clearing System via SWIFT (or other such method of communication acceptable to the relevant Clearing System) confirming the exercise of its option to redeem the Note(s) or, as the case may be, by which the Notes are delivered to the Fiscal Agent.

[To be completed by recipient Fiscal Agent:]

Note:

The Fiscal Agent is entitled to treat a Put Notice as not valid unless all of the paragraphs requiring completion are duly completed. Once validly given the Put Notice is irrevocable.

Schedule 5

Part II: German Language Form of a Put Exercise Notice in case of an early redemption at the option of a holder

An:	Citibank, N.A., London Branch (die “Emissionsstelle”)
Citigroup Centre Canada Square, Canary Wharf London, E14 5LB United Kingdom

Email:	[•]

Zu Händen:	[•]

An:	Linde plc (die “Emittentin”)
Ten Earlsfort Terrace Dublin 2, D02 T380 Republic of Ireland

Email:	[•]

Zu Händen:	[•]

[Bezeichnung der jeweiligen Serie der Schuldverschreibungen einfügen]

Serie Nr.: [•]

ISIN: [•] / Common Code [•] / WKN [•]

begeben gemäß

EUR 20,000,000,000 Debt Issuance Programme

der Linde plc

vom 8. Mai 2025

Durch die Übermittlung der ordentlich ausgefüllten Kündigungserklärung über die Depotbank und/oder das Clearingsystem an die bezeichnete Geschäftsstelle der Emissionsstelle für die oben bezeichnete Serie von Schuldverschreibungen (die “Schuldverschreibungen”) übt der unterzeichnende Gläubiger dieser Schuldverschreibungen unwiderruflich sein Wahlrecht zur Kündigung und Rückzahlung dieser Schuldverschreibungen am [Wahl-Rückzahlungstag angeben] aus.

Diese Kündigungserklärung bezieht sich auf Schuldverschreibungen im gesamten Nennbetrag von [Währung und gesamten Nennbetrag einfügen].

Zahlungsinstruktionen

Bitte zahlen Sie in Bezug auf die oben bezeichneten Schuldverschreibungen per Überweisung auf das nachstehende Bankkonto:

Bank:

Adresse der Geschäftsstelle:

Code der Geschäftsstelle (z.B. BLZ, BIC):

Kontonummer:

IBAN:

Kontaktdaten des Gläubigers (optional/zwingend im Fall von Schuldverschreibungen, deren Globalurkunde von Clearstream Banking AG, Frankfurt verwahrt wird):

................................ ................................ ................................ ................................ ................................

Unterschrift des Gläubigers:	................................

Bevollmächtigt im Namen von [    ]

Der Gläubiger ist gebeten, seine Depotbank zu beauftragen, eine entsprechende Instruktion an das jeweilige Clearing System per SWIFT (oder eine andere, für das jeweilige Clearing System akzeptable Kommunikationsmethode) zu senden, durch die die Ausübung des Wahlrechts des Gläubiger auf Kündigung und Rückzahlung der Schuldverschreibungen bestätigt wird, oder, je nachdem, durch die die Schuldverschreibungen an die Emissionsstelle geliefert werden.

[von der Emissionsstelle zu vervollständigen:]

Hinweis:

Die Emissionsstelle ist berechtigt, eine Kündigungserklärung als unwirksam zu behandeln, wenn nicht alle erforderlichen Absätze vollständig ausgefüllt wurden. Eine wirksam abgegebene Kündigungserklärung ist unwiderruflich.

Signature Page

to the Fiscal Agency Agreement

This Agreement has been entered into on the date stated at the beginning.

LINDE PLC

By	/s/ CJ Cossins
Name: CJ Cossins
Title: UK Permanent Representative

CITIBANK, N.A., LONDON BRANCH

as Fiscal Agent and Paying Agent

By	/s/ Stuart Sullivan
Name: Stuart Sullivan
Title: Vice President

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